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                                  FORM 8-A/A

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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES


                  PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                       SOMNUS MEDICAL TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)

DELAWARE                                                              77-9423465
(State of Incorporation                                            (IRS Employer
or Organization)                                             Identification No.)

285 N. WOLFE ROAD, SUNNYVALE, CALIFORNIA                                   94086
(Address of principal Executive Offices)                              (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

     Title of Each Class            Name and Exchange on which
     to be so Registered            Each Class is to be registered
         NONE                              NONE

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. [_]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: ______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:


                        Preferred Stock Purchase Rights
                                (Title of Class)
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                          AMENDMENT NO. 1 TO FORM 8-A

     We hereby amend the following items, exhibits or other portions of our Form 8-A filed on November 10, 1998, related to our Preferred Shares Rights Agreement, as set forth below.

ITEM 1.  DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED

On May 4, 2001, Somnus Medical Technologies, Inc. (the "Company") and ComputerShare Trust Company, Inc. (formerly American Securities Transfer, Incorporated) (the "Rights Agent") executed an amendment (the "Amendment") to our Preferred Shares Rights Agreement entered into on November 6, 1998 between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

The Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") between the Company, Gyrus Group, PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent") and a wholly owned Delaware corporation subsidiary of Parent ("Merger Sub"), pursuant to which, among other things, Merger Sub will commence a tender offer for shares of Common Stock of the Company and thereafter Merger Sub intends to merge with the Company and each remaining share of Common Stock of the Company will be converted into the right to receive a cash amount equal to $3.11 per share. In connection with the Merger Agreement and other related transactions contemplated thereunder, the Amendment excludes Parent and any of its Affiliates or Associates from the definition of an Acquiring Person for the purposes of the Rights Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is an exhibit hereto, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendment are incorporated herein by reference. The foregoing description of the Rights and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2.   EXHIBITS

4.1 Preferred Shares Rights Agreement dated November 6, 1998, by and between the Company and ComputerShare Trust Company, Inc. (formerly American Securities Transfer, Incorporated), including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached as Exhibit A, B and C, respectively thereto, and filed on Form 8-A on November 10, 1998.

4.2 First Amendment to the Preferred Shares Rights Agreement dated May 4, 2001, between Company and ComputerShare Trust Company, Inc. (formerly American Securities Transfer, Incorporated).

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused the Report to be signed on the Registrant's behalf by the undersigned thereunto duly authorized.


                                    SOMNUS MEDICAL TECHNOLOGIES, INC.


                                    By: /s/ Robert D. McCulloch
                                        ----------------------------------
                                    Name:   Robert D. McCulloch
                                    Title:  Vice President Finance, Chief
                                            Financial Officer and Chief
                                            Information Officer



Dated: May 4, 2001

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